EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bancorp Announces First Quarter Results

TRACY, California - April 27, 2007

Service 1st Bancorp (the "Company," OTCBB: SVCF), parent holding company for Service 1st Bank and Charter Services Group, Inc., reported a 19.3% growth in assets from March 31, 2006 to March 31, 2007. During August 2006, the Company's bank subsidiary, Service 1st Bank, opened a new full-service branch office in Lodi, California. "This new branch office has contributed to the Company's growth, but the associated expense related to this office, including a substantial advertising campaign to aggressively promote the Bank and differentiate Service 1st Bank from its competition, coupled with a decline in net interest margin, caused a decline in net income for the first quarter of 2007 compared to the same period in 2006," said Robert Bloch, Executive Vice President and Chief Financial Officer.

Total assets increased to $211,903,081 as of March 31, 2007 compared to $177,589,194 as of March 31, 2006. The growth in assets resulted primarily from an increase of 17.2% in net loans to $112,991,084 as of March 31, 2007 compared to $96,422,826 as of March 31, 2006. Deposits increased 19.0% to $183,901,805 as of March 31, 2007 compared to $154,579,674 as of March 31, 2006.

Net income declined 27.4% to $146,120 for the three months ended March 31, 2007 compared to $201,330 for the same period in 2006. Total marketing expense for the three months ended March 31, 2007 was $90,937 compared to $29,589 for the same period of 2006. Salary expense for the three months ended March 31, 2007 was $1,019,221 compared to $813,555 for the same period in 2006. The increased salary expense was related to the continued growth of the Bank and development of Charter Services Group, Inc. ("CSG")

Effective April 2, 2007, as previously announced, Bryan Hyzdu relinquished his positions as President and Chief Executive Officer of the Bank to assume full-time responsibilities as President and Chief Executive Officer of CSG, which signed its first consulting contract during March 2007 and received $35,000 in fee income as an initial payment on that contract. Significant additional fees will be earned on this contract as contractual obligations are fulfilled by CSG.

The Bank also expanded its credit operations through the addition of a leasing department and a commercial real estate loan referral department. The Bank now has the ability to assist clients in obtaining 30-year fixed rate commercial real estate loans with as little as 10% down. The commercial real estate loans will be funded by a third party lender and the Bank will receive fee income from the third party lender. "We are very excited about the potential for fee income related to this product," said Bloch.


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Gross interest income increased 36.3% to $3,613,938 for the three months ended
March 31, 2007 compared to $2,652,348 for the same period in 2006. Interest expense increased 94.0% to $1,894,647 for the three months ended March 31, 2007 compared to $976,622 for the same period in 2006. Interest expense has increased as a result of increased competition for deposits and a decline in noninterest bearing demand deposits.

Basic earnings per share for the three months ended March 31, 2007 and 2006 were $0.06 and $0.08, respectively. Diluted earnings per share for the three months ended March 31, 2007 and 2006 were $0.06 and $0.08, respectively.

            About Service 1st Bank and Charter Services Group, Inc.:
            --------------------------------------------------------

Service 1st Bank is a full service, independent banking institution operating full service offices in Stockton, Tracy and Lodi, California. Service 1st Bank specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, municipalities, and individuals. Since commencing business on November 10, 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. Charter Services Group, Inc. provides comprehensive consulting services exclusively for de novo (i.e., start-up) banks. Charter leads organizing groups from their first series of "interested party" conversations, through all aspects of the charter application construction, and the capitalization process necessary to obtain a commercial bank charter. More information on Service 1st Bank and Charter Services Group, Inc. is available at www.service1stbank.com and www.charterservicesgroup.com.


                          Forward Looking Statements:
                          ---------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.


                              Contact Information:
                              --------------------

Any inquiries may be directed to:
Robert Bloch at (209) 820-7923 / rbloch@service1stbank.com  or
John Brooks  at (209) 820-7953 / jbrooks@service1stbank.com.

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